Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS 2006 FIRST QUARTER

LOSS PER DILUTED SHARE OF $0.10

•	Net sales increased 2.7% in seasonally weakest quarter

•	Segment operating profit of $5.7 million, versus a loss of $3.3 million last year

•	Decorative Products improves significantly driven by commercial wallcovering

•	Net loss of $4.3 million, or a loss of $0.10 per diluted share, versus a net loss of $10.9 million, or a loss of $0.27 per diluted share for the first quarter of 2005

•	Debt at $192.2 million, a reduction of $12.0 million versus first quarter of 2005

•	For full year 2006, the Company expects substantially improved consolidated financial results

FAIRLAWN, OHIO, March 21, 2006 - OMNOVA Solutions Inc. (NYSE: OMN) today reported a net loss of $4.3 million, or a loss of $0.10 per diluted share, for the first quarter of 2006, compared to a net loss of $10.9 million, or a loss of $0.27 per diluted share, for the first quarter of 2005.

Net sales increased 2.7%, or $5.0 million, to $193.0 million for the first quarter of 2006 as compared to $188.0 million during the same period a year ago. Excluding the impact of the Company’s decision to exit a wallcovering distribution facility in the first quarter of 2005, sales increased $7.5 million or 4%. Contributing to the sales increase in the first quarter of 2006 were pricing improvements of $8.9 million partially offset by $1.0 million of unfavorable foreign currency

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OMNOVA Add 1

translation effect. Cost of goods sold for the first quarter of 2006 increased $4.7 million to $155.4 million versus $150.7 million for the same quarter last year, driven by $7.1 million of higher raw material costs, a $1.3 million increase in non-cash pension expense (of which $0.7 million is included in costs of goods sold and $0.6 million is included in SG&A), and $1.7 million of higher utility and transportation costs, which were partially offset by lower manufacturing and health care expenses. Gross profit increased to $37.6 million in the first quarter of 2006 as compared to $37.3 million in 2005. Selling, general and administrative (SG&A) costs decreased $2.4 million to $30.0 million, or 15.5% of net sales, in the first quarter of 2006 versus $32.4 million, or 17.2% of net sales, in the first quarter of 2005 due to the elimination of expenses from the closed wallcovering distribution facility, lower employee headcount and improved cost control. SG&A costs improved despite higher incentive plan expense of $1.5 million based on the favorable full year financial outlook and deferred compensation plan expense of $0.4 million driven by the 29% increase in the Company’s stock price in the first quarter of 2006. Other expense, net increased from $0.5 million to $1.3 million primarily due to a payment dispute with a supplier which is to be arbitrated. Total OMNOVA employment year-over-year has declined 5%, or about 100 positions, to approximately 1,800 employees.

Also included in last year’s quarterly results were certain items that management excludes when evaluating the results of the Company’s segments. Those items for the first quarter of 2005 included charges totaling $6.0 million related to the closure of the wallcovering distribution facility, restructuring and severance, and a work stoppage.

Interest expense decreased to $5.2 million for the first quarter of 2006 as compared to $5.4 million for the same period a year ago, due to lower average debt partially offset by higher short-term average borrowing rates. Total debt at the end of the first quarter of 2006 was $192.2 million, down $12.0 million from the same period a year ago. This was the lowest first quarter debt level in the Company’s history including proceeds from a receivables securitization program utilized from May 2000 until May 2003. Effective mid-January of 2006, average short-term borrowing spreads under the Company’s revolving credit facility declined 75 basis points due to improved Adjusted EBITDA performance for full year 2005. Adjusted EBITDA for the first quarter of 2006 was $7.0 million which was the same as a year ago, while Adjusted EBITDA for the twelve months ending February grew to $51.7 million in 2006 versus $27.1 million in 2005. An explanation of how the Company defines Adjusted EBITDA and a reconciliation of Adjusted

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OMNOVA Add 2

EBITDA to net income is provided in the Non-GAAP and Other Financial Measures section of this earnings release.

“The first quarter, seasonally our weakest, marks the fourth consecutive quarter of year-over-year improvement in earnings per share,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “December, the first month of our quarter, was very soft due to customer inventory corrections and low refurbishment activity over the holidays. In addition, poor weather conditions curtailed re-roofing and new construction. However, the last two months of the quarter showed increased strength in demand, especially in wallcovering and specialty chemicals. Continuing the performance turnaround started in 2005, we expect substantially improved year-over-year consolidated financial results for fiscal 2006, due to improving market demand, market share gains, lower expected raw material pricing, and continued improvement in SG&A spending.”

“High raw material costs, especially early in the quarter, began to decline and industry expectations are that they will continue to moderate into the second quarter,” McMullen said. “The improved operating profit and cash flow results were driven by aggressive cost reductions, increased pricing and new products. Our leverage ratio of debt-to-Adjusted EBITDA was 3.7 times at current quarter-end versus 7.5 times at the end of the first quarter of 2005.”

Performance Chemicals - Net sales during the first quarter of 2006 increased 7.1% to $109.3 million versus $102.1 million in the first quarter of 2005, driven by 6.4% higher average unit selling price and a 0.7% increase in volumes. Segment operating profit was $5.2 million for the first quarter of 2006 as compared to $3.5 million for the first quarter of 2005. The segment’s operating margin was 4.8% versus 3.4% for the same period last year. As compared to a year ago, raw material costs were up $4.7 million during the quarter due to cost increases in butadiene, acrylics and most secondary raw materials. The segment’s operating profit for the first quarter of 2005 also included a charge of $0.3 million related to restructuring and severance, an item which management excludes when evaluating the results of this segment. Focused cost reduction, LEAN SixSigma initiatives and implementation of a new ERP system have led to reductions in spending levels for SG&A and manufacturing as a percentage of sales. Productivity improved by approximately 8% in the quarter versus the same period last year.

During the quarter, volumes in paper increased as compared to last year as a major new customer utilizing the Company’s GenCryl® Platinum Pt™ latex product offset the loss of business due to the closure of a customer’s plant after last year’s Gulf Coast hurricanes.

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OMNOVA Add 3

Extended trialing activity for the new Platinum Pt™ high strength latex binder continues at several key paper accounts. Carpet volumes were soft at the beginning of the quarter, as most customers took extended year-end shutdowns, but have improved over the last two months. Increased volume levels driven by hurricane-related replacement orders are expected in the latter part of 2006. Specialty chemical volumes increased in the high single digits on new product introductions and market share improvement primarily in nonwovens, adhesive/tape, and tire cord applications. International sales increased significantly for the quarter, up 57% or $3.1 million versus a year ago. Recent product development activities have led to initial sales of new paper chemical lubricants, PolyFox fluorosurfactants into household floor care, inkjet printing, and construction applications, and styrene-butadiene latex as a replacement material in several applications.

Decorative Products - Net sales were $60.5 million during the first quarter of 2006, an increase of $0.1 million versus 2005. Excluding first quarter 2005 sales of $2.5 million from the wallcovering distribution facility which was closed in February 2005, Decorative Products sales increased 4.5% from the first quarter of last year. Segment operating profit was $1.2 million for the first quarter of 2006 as compared to a loss of $6.5 million for the first quarter of 2005. Included in the first quarter of 2006 results were higher raw material costs of $2.4 million offset by approximately $0.2 million of increased pricing, reductions in spending for manufacturing and SG&A of $3.2 million, and $1.0 million related to volume increases. The segment’s operating profit for the first quarter of 2005 also included items which management excludes when evaluating the results of this segment. Those items included charges of $4.0 million related to closing the wallcovering distribution facility, restructuring and severance, and expense of $1.7 million related to a work stoppage.

During the quarter, profit margins in commercial wallcovering significantly improved in North America versus last year. Domestic wallcovering sales grew 12% versus the same quarter last year, the best sustained performance since 2002. In 2005, the Company streamlined its distribution network and enhanced its design and custom operations, resulting in sales gains in several end-use markets. The Company’s Asian joint venture operations were profitable in the first quarter of 2006 compared to an operating loss in the first quarter of 2005. The Company won significant new business in the quarter from new laminate customers. Volume and margin gains are expected to be significant, although margins were reduced in the quarter due to extensive trialing activity for the new business. OMNOVA won a number of new marine coated fabrics customers for the upcoming model year, with production expected to commence in the second

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OMNOVA Add 4

quarter. For the first quarter of 2006, sales of coated fabrics and laminates to transportation (up 7%), rigid ceiling tile (up 41%), kitchen and bath (up 92%), and manufactured housing (up 11%) were able to offset significant volume declines in residential furniture and pool liners.

Building Products – Net sales of the Company’s single-ply commercial roofing products were $23.2 million during the first quarter of 2006, a decrease of 9.0% compared to $25.5 million in the first quarter of 2005. Sales growth in thermoplastic polyolefin (TPO) and EPDM membrane products was offset by weaker volumes in polyvinyl chloride (PVC) membrane systems and polyisocyanurate (ISO) insulation. Operating losses were $0.7 million for the first quarter of 2006, as compared to an operating loss of $0.3 million in the first quarter of 2005. The larger operating loss in 2006 reflected lower sales and production volumes in the PVC product line and slightly higher warranty expense partially offset by improved manufacturing efficiencies. Sales of private label TPO membrane increased significantly in the quarter.

Corporate Expense – Corporate expense increased $2.6 million to $4.8 million in the first quarter of 2006 as compared to the first quarter of last year. Included in the increase was $0.7 million of higher incentive plan expense, $0.4 million of deferred compensation expense related to the 29% increase in OMNOVA Solutions stock price in the quarter, $0.1 million of higher pension expense and costs related to the supplier payment dispute.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, March 22, 2006, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EST, March 29, 2006. A telephone replay will also be available beginning at 2:30 p.m. EST on March 22, 2006, and ending at 11:59 p.m. EST on March 29, 2006. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 821192.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit (loss) to consolidated net sales and loss before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

	Three Months Ended
Dollars in millions	February 28, 2006	February 28, 2005
Performance Chemicals	$109.3	$102.1
Decorative Products	60.5	60.4
Building Products	23.2	25.5

Total Sales	$193.0	$188.0

Performance Chemicals	$5.2	$3.5
Decorative Products	1.2	(6.5)
Building Products	(.7)	(.3)

Total Segment Operating Profit (Loss)	5.7	(3.3)
Interest expense	(5.2)	(5.4)
Corporate expense	(4.8)	(2.2)

Loss Before Income Taxes	$(4.3)	$(10.9)

Capital expenditures	$1.6	$2.7

Segment operating profit for the 1st quarter of 2005 was impacted by a number of items which are discussed earlier in this press release. Management excludes certain of these items when evaluating the results of the Company’s ongoing business. These items include for the 1st quarter of 2005 charges totaling $1.7 million for work stoppage charges and $4.3 million for restructuring and severance.

Reconciliation of net income (loss) to Adjusted EBITDA

This earnings release also includes Adjusted EBITDA which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Adjusted EBITDA is calculated in accordance with the definition of adjusted net earnings from operations as set forth in the Company’s senior secured revolving credit facility dated May 28, 2003, as subsequently amended, and excludes charges for interest, taxes, depreciation, amortization, restructuring and severance, work stoppage, goodwill and trademark write-offs, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, gains or losses on asset sales, and a non-cash charge for 401(k) company match. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because it is commonly used as an analytical indicator to evaluate performance, allocate resources and measure leverage capacity and debt service ability. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended		Last Twelve Months
Dollars in millions, except per share data	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005
Net (loss) income	$(4.3)	$(10.9)	$4.2	$(30.1)
Interest	5.2	5.4	21.0	20.9
Taxes	—	—	0.3	0.3
Depreciation and amortization	5.7	5.7	22.3	22.7
Restructuring and severance	—	4.3	1.6	4.4
Calender line restructuring	—	—	1.6	—
Work stoppage	—	1.7	—	1.7
Goodwill and trademark write-offs	—	—	—	3.9
Amortization of deferred financing costs	.2	.4	1.2	1.8
Net earnings of joint ventures less cash dividends	(.3)	—	(1.0)	—
Gains or losses on asset sales	—	—	(1.1)	—
Non-cash charge for 401(k) company match	.5	.4	1.6	1.5

Adjusted EBITDA	$7.0	$7.0	$51.7	$27.1

OMNOVA Add 6

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in funding regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The

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OMNOVA Add 7

Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2005 sales of $810 million and a current workforce of 1,800 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.OMNOVA.com.

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OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended
	February 28, 2006	February 28, 2005
	(Unaudited)
Net Sales	$193.0	$188.0

Costs and Expenses
Cost of goods sold	155.4	150.7
Selling, general and administrative	30.0	32.4
Depreciation and amortization	5.7	5.7
Interest expense	5.2	5.4
Equity (earnings) loss in affiliates, net	(.3)	.4
Other expense, net	1.3	.5
Restructuring and severance	—	3.8

	197.3	198.9

Loss Before Income Taxes	(4.3)	(10.9)
Income tax expense	—	—

Net Loss	$(4.3)	$(10.9)

Basic and Diluted Loss Per Share	$(.10)	$(.27)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	February 28, 2006	November 30, 2005
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$11.3	$9.9
Accounts receivable, net	108.7	111.9
Inventories	47.8	41.0
Deferred income taxes	1.3	1.3
Prepaid expenses and other	4.7	3.0

Total Current Assets	173.8	167.1

Property, plant and equipment, net	151.1	154.5
Trademarks and other intangible assets, net	12.1	12.5
Investments in joint ventures	16.9	16.5
Other assets	6.6	7.7

Total Assets	$360.5	$358.3

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$—	$.1
Accounts payable	78.3	80.7
Accrued payroll and personal property taxes	11.5	16.1
Accrued interest	4.8	9.4
Employee benefit obligations	6.0	6.3
Other current liabilities	8.4	8.5

Total Current Liabilities	109.0	121.1

Long-term debt	192.2	176.3
Postretirement benefits other than pensions	44.9	45.6
Deferred income taxes	1.3	1.3
Pension liabilities	8.8	7.4
Other liabilities	19.1	19.2

Shareholders’ (Deficit) Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 42.7 million and 42.6 million shares issued at February 28, 2006 and November 30, 2005, respectively; 41.4 million and 41.2 million shares outstanding at February 28, 2006 and November 30, 2005, respectively	4.3	4.3
Additional contributed capital	313.0	312.2
Retained deficit	(262.3)	(257.9)
Treasury stock at cost; 1.3 million and 1.4 million shares at February 28, 2006 and November 30, 2005, respectively	(9.5)	(10.0)
Accumulated other comprehensive income	(60.3)	(61.2)

Total Shareholders’ (Deficit) Equity	(14.8)	(12.6)

Total Liabilities and Shareholders’ Equity	$360.5	$358.3